Exhibit (10p.-3)



                              EMPLOYMENT AGREEMENT


     This Agreement is between Northwest Natural Gas Company, an Oregon corporation, hereinafter referred to as "NNG," and Mark S. Dodson, hereinafter referred to as "Dodson."

     WHEREAS, Dodson and NNG entered into an employment agreement dated July 2, 1997 which was amended on December 18, 1997 and September 24, 1998, and then further amended on May 24, 2001 making Dodson President of NNG (the "Current Employment Agreement"); and

     WHEREAS, the initial employment term of the Current Employment Agreement expires on December 31, 2002 with an option for Dodson to elect a second five-year employment term commencing on January 1, 2003; and

     WHEREAS, the current Chief Executive Officer ("CEO") of NNG, Richard Reiten, has elected to retire as CEO and the NNG Board of Directors has elected to offer Dodson the position of CEO and President of NNG effective January 1, 2003;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to amend and restate the Current Employment Agreement as follows:

1.   Position, Responsibilities and Term
     -----------------------------------

     1.1 Dodson's employment shall be continued for a second five-year term by NNG commencing January 1, 2003 and continuing through December 31, 2007 (the "Second Term"). This employment may be extended for another two years by mutual consent of the parties after the Second Term.

     1.2 Effective January 1, 2003, Dodson shall be the President and Chief Executive Officer of NNG. As President and Chief Executive Officer, Dodson shall have complete executive responsibility for all business activities of NNG and its subsidiaries, subject only to the authority of the Board of Directors of NNG. Dodson shall be directly responsible and report to the full Board of Directors and shall regularly confer with the Chairman and Committee Chairs of the Board on matters subject to Board policy approval and oversight.

     1.3 Subject to the provisions of this Agreement, the Board shall retain at all times its inherent authority to elect and remove all officers including the Chief Executive Officer and President of NNG.

2.   Salary
     ------

     2.1  Dodson's salary commencing January 1, 2003 shall be $390,000 per year.

     2.2 The salaries of all officers are reviewed for adjustment annually by the Board of Directors of NNG.


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3.   Other Benefits
     --------------

     3.1 The benefits granted to Dodson include those made available to all non-bargaining unit employees and officers of NNG as determined from time to time, and nothing in this Agreement should be construed to restrict Dodson from benefits he would otherwise receive from NNG in the absence of this Agreement.

     3.2 In addition to regular employee benefits, Dodson shall be eligible for special executive benefits made available by the Board of Directors to the officers of NNG. These currently include the Executive Supplemental Retirement Income Plan ("ESRIP"), the Executive Deferred Compensation Plan, the Restated Stock Option Plan, the Long Term Incentive Plan, the Executive Annual Incentive Plan, the Change in Control Severance Agreement and the executive vehicle allowance and parking benefit.

4.   ESRIP Benefits for Retirement, Termination, Disability or Death
     ---------------------------------------------------------------

     4.1 In General. Executive supplemental retirement income benefits under the ESRIP normally are available upon vesting that begins after 5 years of service, and the amount of benefits then increases with additional years of service. This Agreement provides for payment of ESRIP benefits even though Dodson is not otherwise vested in such benefits and provides for benefits at higher levels than Dodson would otherwise be entitled based on his years of service. For determination of any ESRIP payment starting before Dodson's age 65 normal retirement date, Dodson shall be treated as though he qualifies for and will receive an "early annual retirement allowance" under NNG's Retirement Plan, and Dodson's ESRIP benefits shall not be subject to reduction under
Section 2.02-3 of the ESRIP based on age at retirement. If entitled to receive ESRIP benefits under this Agreement, Dodson may select any of the benefit payment options under Section 3.01 of the ESRIP for which he is eligible.

     4.2 Full ESRIP. NNG shall be liable under the ESRIP to pay Dodson the full ESRIP benefit using the 65 percent normal retirement income target provided under Section 2.01-2 of the ESRIP once any of the following conditions has been satisfied:

          (a) Dodson's employment is terminated for any reason after he completes the Second Term;

          (b) Dodson becomes totally and permanently disabled at any time during employment by NNG;

          (c) NNG terminates Dodson without cause, where "cause" has the meaning set forth in paragraph 4(iii) of Dodson's separate amended and restated change in control severance agreement dated July 26, 2001, as such agreement may be amended from time to time (the "Change in Control Severance Agreement"); or

          (d) Dodson becomes entitled to receive severance benefits for termination of employment in connection with a change in control, where such entitlement is determined under the provisions of the Change in Control Severance Agreement.


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     4.3  One-half ESRIP. If, after December 31, 2002 but prior to the end of the Second Term, Dodson terminates employment with NNG under circumstances where he is not entitled to full ESRIP benefits under Section 4.2 above, NNG shall be liable under the ESRIP to pay Dodson the greater of (a) the benefit he would otherwise be entitled to under the ESRIP, or (b) a one-half ESRIP benefit using a 32.5 percent normal retirement income target under ESRIP Section 2.01-2 in place of the 65 percent target.

     4.4 Death During Employment. If Dodson should die in service, NNG shall pay his surviving spouse 100 percent of the 100 percent joint and survivor annuity amount under ESRIP Section 2.04-1(a) using the full ESRIP benefit under
4.2 above.

5.   General Provisions
     ------------------

     5.1 During his employment Dodson shall be entitled to 2.083 days per month of vacation.

     5.2 This Agreement is not assignable without the express approval of both parties.

     5.3 This Agreement may not be amended, extended or cancelled except by mutual agreement in writing.

     5.4 NNG will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of NNG to assume and agree to perform this Agreement as if no such succession took place. Failure of NNG to obtain such assumption and agreement shall be a breach of this Agreement and shall constitute "Good Reason" as defined in Section 4(iv) of the Change in Control Severance Agreement, providing Dodson with a right to terminate his employment and receive compensation from NNG as provided in the Change in Control Severance Agreement.

     5.5 This Agreement supersedes and replaces in its entirety the Current Employment Agreement and all prior amendments thereto.

IT IS SO AGREED:

NORTHWEST NATURAL                        MARK S. DODSON
  GAS COMPANY


By:  /s/ Richard G. Reiten                 /s/ Mark S. Dodson
   ---------------------------------     ---------------------------------------
     Richard G. Reiten, Chairman and     Dated:  December 20, 2002
       Chief Executive Officer
     Dated:  December 20, 2002